EXHIBIT 10.34

CONSULTING AGREEMENT FOR INDEPENDENT CONTRACTORS

          This Agreement is made by IntraBiotics Pharmaceuticals, Inc., (“IntraBiotics”) and Gregory W. Schafer, (“Contractor”), effective this 15 day of January, 2005 (the “Effective Date”) for the purpose of setting forth the exclusive terms and conditions by which IntraBiotics will acquire Contractor’s services.

          In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Contractor for his or her services, the parties agree to the following:

1.	Engagement of Services.

Contractor, pursuant to the terms of this Agreement, is retained by IntraBiotics to provide the services as described in Exhibit A.

IntraBiotics is not obligated to issue any additional orders for work by Contractor under this Agreement. Contractor shall not commence services under this Agreement until this Agreement is signed and delivered by an authorized representative of IntraBiotics.

2.	Payment for Services.

IntraBiotics shall pay Contractor, on account of services provided pursuant hereto, a fee of $15,000 per month, prorated as appropriate, of said services provided. Travel and out-of-pocket expenses will be billed separately at cost (original receipts required). Payment shall be made within 15 days upon presentation of invoice by Contractor.

3.	Nondisclosure And Trade Secrets.

During the term of this Agreement and in the course of Contractor’s performance hereunder, Contractor may receive and otherwise be exposed to confidential and proprietary information owned by IntraBiotics or received by IntraBiotics from third parties pursuant to an obligation of confidentiality with respect thereto, relating to IntraBiotics’ business practices, strategies and technologies. Such confidential and proprietary information may include, but not be limited to, any compound, extract, media, vector, cell, cell line, formulation or sample; any procedure, discovery, invention, formula, data, results, idea or technique; any trade secret, trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto; and any information relating to the foregoing or to any research, development, manufacturing, engineering, marketing, servicing, sales, financing, legal or other business activities or to any present or future products, prices, plans, forecasts, suppliers, clients, customers, employees, consultants or investors; whether in oral, written, graphic or electronic form (collectively referred to as “Information”).

Contractor acknowledges the confidential and secret character of the Information, and agrees that the Information is the extremely valuable property of IntraBiotics or of the third party from which IntraBiotics received such Information. Accordingly, Contractor agrees not to reproduce any of the Information in any format, not to use the Information except in the performance of the work described in this Agreement, and not to disclose all or any part of the Information in any form to any third party, in each case either during the term of this Agreement or for ten (10) years thereafter, except with the prior written consent of IntraBiotics. Upon termination of this Agreement for any reason, including expiration of the term of this Agreement, Contractor agrees to cease using and to return to IntraBiotics all whole and partial copies and derivatives of the Information, whether in Contractor’s possession or under Contractor’s direct or indirect control.

Contractor shall not disclose or otherwise make available to IntraBiotics in any manner any confidential information of Contractor or received by Contractor from third parties, unless IntraBiotics first agrees in writing to receive such information.

4.	Ownership of Work Product.

Contractor agrees that any and all ideas, developments, discoveries, improvements, inventions and works of authorship (collectively, “Technology”) conceived, written, created or first reduced to practice in the performance of work under this Agreement, together with all intellectual property rights relating thereto (“Work Product”) shall be the sole and exclusive property of IntraBiotics. Contractor hereby assigns to IntraBiotics all its right, title and interest in and to any and all such Work Product, and shall not take any action or permit any inaction that would encumber the Work Product or make it subject to any liens, claims or demands of third parties, or otherwise adversely affect or interfere with IntraBiotics’ ownership of the Work Product. Contractor hereby agrees not to use any Technology or intellectual property rights that are owned or controlled by any third party or are otherwise not available for use by Contractor or IntraBiotics in the course of performing services pursuant to this Agreement unless Contractor first notifies IntraBiotics of such intended use in advance and Contractor is free to use such Technology and intellectual property to perform such services, and IntraBiotics agrees to permit such use.

Contractor further agrees that, except for Contractor’s rights in any Background Technology, IntraBiotics possesses and shall retain all right, title and interest in all Contractor’s Work Product under this Agreement. Contractor hereby grants to IntraBiotics a non-exclusive, royalty-free and worldwide right to use and sublicense the use of any Background Technology for the purpose of developing and marketing IntraBiotics products, but not for the purpose of marketing any Background Technology separate from IntraBiotics products.

Contractor further agrees to execute all papers, including without limitation all patent applications, invention assignments and copyright assignments, and otherwise assist IntraBiotics as reasonably required to perfect IntraBiotics’ right, title and interest in Contractor’s Work Product as expressly granted to IntraBiotics under this Agreement. Such assistance shall include but not be limited to providing affidavits or testimony in connection with patent interference, validity or infringement proceedings and participating in other legal proceedings. Reasonable costs related to such assistance, if required, shall be paid by IntraBiotics. Contractor’s obligation to assist IntraBiotics as described above in this paragraph shall continue beyond the termination of this Agreement. If IntraBiotics is unable, after reasonable effort, to secure Contractor’s signature on any document as provided in this Paragraph 4, Contractor hereby designates and appoints IntraBiotics and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to achieve the intent of this Paragraph 4 with the same legal force and effect as if executed by Contractor.

5.	Conflicting Engagements. Contractor will notify IntraBiotics in writing prior to entering into any employment or consulting arrangement with one or more third parties which involves subject matter substantially similar to services Contractor is to provide hereunder or which is provided for the benefit of third parties who are competitors of IntraBiotics. During the term of this Agreement, Contractor shall not accept any employment or consulting work which conflicts with Contractor’s obligations to IntraBiotics hereunder or which may involve use or disclosure of Information other than as permitted hereunder.

6.	Legal And Equitable Remedies. Contractor hereby acknowledges and agrees that in the event of any breach of this Agreement by Contractor, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of IntraBiotics, IntraBiotics will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Contractor hereby agrees that IntraBiotics shall be entitled to specific performance of Contractor’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

7.	Warranty; Indemnification. Contractor warrants that he or she has good and marketable title to all of Contractor’s Work Product and that all material supplied and work performed under this Agreement shall be in compliance with all applicable laws and regulations. Contractor further warrants that the Work Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties with respect to such third parties’ intellectual property rights in the Work Product. Contractor shall indemnify, defend and hold harmless IntraBiotics and its officers, agents, directors, employees, and customers from and against any claim, liability, loss, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising out of any such claims by any third parties which are based upon or are the result of any breach of such warranty.

8.	Term; Termination. Either IntraBiotics or Contractor may terminate this Agreement upon thirty (30) days prior written notice to the other. In the event this Agreement is terminated, Contractor shall promptly upon termination return all Information (including all copies thereof) as provided in Section 3, deliver all Work Product and related documentation to IntraBiotics, and provide IntraBiotics with an invoice for any work provided by Contractor for which compensation has not already been paid. If compensation has been advanced to Contractor, Contractor shall reimburse any amounts for which work has not been performed prior to the date of the notice of termination. Sections 3, 4, 5, 6, 7, 9 and 11 shall survive the termination of this Agreement for any reason, including expiration of the term of this Agreement.

9.	Compliance with Applicable Laws. Contractor warrants that all material supplied and work performed under this Agreement shall be in compliance with all applicable laws and regulations.

10.	Independent Contractor. Contractor is an independent contractor, is not an agent or employee of IntraBiotics and is not authorized to act on behalf of IntraBiotics. Contractor will not be eligible for any employee benefits, nor will IntraBiotics make deductions from any amounts payable to Contractor for taxes. Payment of all taxes due on any amounts paid to Contractor hereunder shall be the sole responsibility of Contractor.

11.	General. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and assigns, except that Contractor may not delegate or assign any of his or her obligations or rights under this Agreement without IntraBiotics’ prior written consent. This Agreement and Exhibits A and B, attached hereto and hereby incorporated herein, constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such provision shall be deemed deleted from the Agreement and such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the State of California, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given either upon personal delivery, one (1) day after being sent by overnight delivery service, three (3) days after the date of mailing if sent by certified or registered mail, postage prepaid, or on the day of transmission by facsimile, provided that the notifying party confirms receipt of such transmission with the other party by telephone. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

          In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

INTRABIOTICS		CONTRACTOR

Signature:	/s/ Henry J. Fuchs	Signature:	/s/ Gregory W. Schafer

Date:		Date:	Feb 9, 2005

INTRABIOTICS		CONTRACTOR
Name:	Henry J. Fuchs, MD	Name:	Gregory W. Schafer

Title:	President & CEO

Address:	2483 E. Bayshore Road Suite 100 Palo Alto, CA 94303	Address:

Telephone:	650-526-6800	Telephone:

EXHIBIT A

Description of services to be provided from _January 15, 2005 to December 31, 2005_:

•	Scope of Services: General financial and business development consulting services

•	All invoices will be submitted to the attention of Henry Fuchs, MD, President & CEO, IntraBiotics Pharmaceuticals, 2483 E. Bayshore Road, Suite 100, Palo Alto, CA 94303

•	Henry Fuchs, MD will be the primary IntraBiotics contact.

AMENDMENT TO CONSULTING AGREEMENT BETWEEN INTRABIOTICS PHARMACEUTICALS, INC. AND
GREGORY W. SCHAFER

     This Amendment to the Consulting Agreement Between IntraBiotics Pharmaceuticals, Inc. and GREGORY W. SCHAFER (the “Amendment”) is made and entered into effective as of March 1, 2005 (the “Amendment Effective Date”), by and between IntraBiotics, Inc., a Delaware corporation (“IntraBiotics”) having its principal place of business at 2483 E. Bayshore Road, Suite 100, Palo Alto, CA 94303 and GREGORY W. SCHAFER (the “Consultant”).

     Whereas, IntraBiotics and Consultant entered into a consulting agreement, made effective between such parties as of January 15, 2005, (the “Agreement”) regarding general financial and business development consulting services; and

     Whereas, IntraBiotics and Consultant desire to amend Section 2 of the Agreement as set forth below.

     Now Therefore, in consideration of the premises and of the covenants contained herein and in the Agreement, the Parties hereto mutually agree as follows:

1. Amendment of the Agreement

     The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date. To the extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in force. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement.

     1.1 Amendment of Section 2 of the Agreement. Section 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“2. Payment for Services”. Effective March 1, 2005, IntraBiotics shall pay Consultant, on account of services provided pursuant hereto, a fee of $180.00 per hour, prorated as appropriate. Travel and out-of-pocket expenses will be billed separately at cost. Payment shall be made on a monthly basis within fifteen (15) days upon presentation of invoice from Consultant.

2. Miscellaneous

     2.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

     2.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the Parties hereto have duly executed this Amendment by their authorized officers as of the date and year first above written.

INTRABIOTICS		CONTRACTOR

By:	/s/ Henry J. Fuchs	By:	/s/ Gregory W. Schafer

Name:	Henry J. Fuchs, MD	Name:	Gregory W. Schafer

Date:	March 1, 2005	Date:	March 1, 2005

Title:	President and CEO	Title:	Financial Consultant